Exhibit 99.1

DEEP WELL REGAINS TITLE TO MAJORITY OF SAWN LAKE PROJECT LEASES

EDMONTON, ALBERTA — (Marketwire - December 4, 2007) Deep Well Oil & Gas, Inc. and its subsidiaries ("Deep Well") (PINK SHEETS: DWOG - News) are pleased to announce they have amicably resolved all outstanding issues with their Sawn Lake heavy oil project partner, Andora Energy Corporation, ("Andora"), to both companies operational and commercial satisfaction. The settlement includes the following key points:

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Deep Well has confirmed that Andora has earned a 40% working interest ("WI") in 12 sections (the "Earned Sections") of oil sands development leases by way of the 2005 farmout agreement entered into between Deep Well and Signet Energy Inc. (Signet was subsequently acquired by Andora in September 2007). Six of these sections have already been conveyed to Andora (Signet at the time) with the final six sections to be transferred.

•	Andora has been confirmed as the operator of the 12 sections earned under the farmout agreement. Deep Well will be the operator on its other sections.
•	Andora has acknowledged that Deep Well is not responsible for any royalty assumed by Deep Well on behalf of Signet in the Farmout Agreement.
•	A joint discontinuance of the remaining minor litigation issues amongst the two parties.

With the amicable settlement completed Deep Well plans to continue with its development efforts of the Sawn Lake project.

Deep Well Oil & Gas, Inc. is a Nevada corporation based in Alberta Canada. Deep Well and its subsidiaries Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd. have an 80% working interest, in 51 contiguous sections of oil sands development leases, 40% working interest in an additional 12 sections of oil sands development leases and a 90% working interest in 6.5 sections of oil sands permits in the Sawn Lake heavy oil area in North Central Alberta. The permits and leases cover 43,964 acres. Andora Energy (formerly Signet Energy) has earned a 40% interest in 12 sections. A previously published independent engineering report estimated that, there are 819.5 million original barrels of oil in place.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business. The Company's business is subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement. Deep Well Oil & Gas, Inc. (PINK SHEETS: DWOG - News)

Contact:
Deep Well Oil & Gas, Inc.
Investor Relations
1 888 - OILSAND (1-888-645-7263)
www.deepwelloil.com